   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of CCIC and the historical financial statements of the entities acquired by CCIC during the periods presented, adjusted to give effect to the following transactions:

  (1) our 1999 debt and equity offerings and the issuance of the convertible preferred stock and warrants in the GE Capital transaction;

  (2) the Bell Atlantic joint venture;

  (3) the BellSouth transaction;

  (4) the Powertel acquisition;

  (5) the borrowings under the term loans in connection with the GTE transaction;

  (6) our 2000 debt offering; and

  (7) the conversion of France Telecom's ownership interest in CCUK into shares of our common stock and resulting roll-up of CCUK into CCIC.

   The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1999 and the nine months ended September 30, 2000 give effect to these transactions as if they had occurred as of January 1, 1999. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable. All of the above transactions are recorded in CCIC's historical consolidated balance sheet as of September 30, 2000; accordingly, no pro forma balance sheet is presented.

   Included in the notes accompanying the pro forma financial statements are tables summarizing the unaudited pro forma results of operations for CCIC and its subsidiaries that are restricted by covenants in our high yield debt instruments. These subsidiaries exclude our U.K. subsidiaries and the Bell Atlantic joint venture, both of which are designated as unrestricted subsidiaries under our high yield debt instruments.

   The pro forma financial statements do not purport to represent what CCIC's results of operations would actually have been had these transactions in fact occurred on such date or to project CCIC's results of operations for any future period. The pro forma financial statements should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in CCIC's most recent annual report on Form 10-K and quarterly report on Form 10-Q.

   The Bell Atlantic joint venture, the Powertel acquisition and the acquisition of France Telecom's ownership interest in CCUK are accounted for under the purchase method of accounting. The total purchase price for these acquisitions has been allocated to the identifiable tangible and intangible assets and liabilities of the applicable acquired business based upon CCIC's estimate of their fair values with the remainder allocated to goodwill.

   In July 2000, CCIC sold shares of its common stock and preferred stock in concurrent underwritten public offerings. The effect of these offerings has not been reflected in the Unaudited Pro Forma Condensed Consolidated Statements of Operations.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         Year Ended December 31, 1999
               (Dollars in thousands, except per share amounts)

                                                                Adjustments
                                                                  for 1999
                                 Adjustments                    Acquisitions
                                     for                          and Bell     Adjustments     Adjustments     Adjustments
                     Historical     1999        Historical 1999    South        for 2000        for 2000        for CCUK
                        CCIC      Offerings     Acquisitions(c) Transaction    Term Loans     Debt Offering   Consolidation
                     ----------  -----------    --------------- ------------   -----------    -------------   -------------
Net revenues:
 Site rental and
 broadcast
 transmission......  $ 267,894    $    --           $ 5,569       $ 35,671 (d)  $    --         $     --        $    --
 Network services
 and other.........     77,865         --               --             --            --               --             --
                     ---------    --------          -------       --------      --------        ---------       --------
   Total net
   revenues........    345,759         --             5,569         35,671           --               --             --
                     ---------    --------          -------       --------      --------        ---------       --------
Operating expenses:
 Costs of
 operations:
   Site rental and
   broadcast
   transmission....    114,436         --             7,948          7,207 (e)       --               --             --
   Network services
   and other.......     42,312         --               --             --            --               --             --
 General and
 administrative....     43,823         --               --          10,878 (f)       --               --             --
 Corporate
 development.......      5,403         --               --             --            --               --             --
 Restructuring
 charges...........      5,645         --               --             --            --               --             --
 Non-cash
 compensation
 charges...........      2,173         --               --             --            --               --             --
 Depreciation and
 amortization......    130,106         --             5,532         27,887 (g)       --               --          26,689 (l)
                     ---------    --------          -------       --------      --------        ---------       --------
                       343,898         --            13,480         45,972           --               --          26,689
                     ---------    --------          -------       --------      --------        ---------       --------
Operating income
(loss).............      1,861         --            (7,911)       (10,301)          --               --         (26,689)
Other income
(expense):
 Interest and
 other income
 (expense).........     17,731         --               --             --            --               --             --
 Interest expense
 and amortization
 of deferred
 financing costs...   (110,908)    (36,947)(a)          --          (4,428)(h)   (47,250)(j)      (12,291)(k)        --
                     ---------    --------          -------       --------      --------        ---------       --------
Loss before income
taxes, minority
interests and
cumulative effect
of change in
accounting
principle..........    (91,316)    (36,947)          (7,911)       (14,729)      (47,250)        (12,291)        (26,689)
Provision for
income taxes.......       (275)        --               --             --            --               --             --
Minority
interests..........     (2,756)        --               --           1,224 (i)       --               --           3,835 (m)
                     ---------    --------          -------       --------      --------        ---------       --------
Loss before
cumulative effect
of change in
accounting
principle..........    (94,347)    (36,947)          (7,911)       (13,505)      (47,250)        (12,291)        (22,854)
Cumulative effect
of change in
accounting
principle for costs
of start-up
activities.........     (2,414)        --               --             --            --               --             --
                     ---------    --------          -------       --------      --------        ---------       --------
Net loss...........    (96,761)    (36,947)          (7,911)       (13,505)      (47,250)        (12,291)        (22,854)
Dividends on
preferred stock....    (28,881)    (14,916)(b)          --             --            --               --             --
                     ---------    --------          -------       --------      --------        ---------       --------
Net loss after
deduction of
dividends on
preferred stock....  $(125,642)   $(51,863)         $(7,911)      $(13,505)     $(47,250)       $(12,291)       $(22,854)
                     =========    ========          =======       ========      ========        =========       ========
Per common share--
basic and diluted:
Loss before
cumulative effect
of change in
accounting
principle..........  $   (0.94)
Cumulative effect
of change in
accounting
principle..........      (0.02)
                     ---------
Net loss...........  $   (0.96)
                     =========
Common shares
outstanding--basic
and diluted (in
thousands).........    131,466
                     =========
                      Pro Forma
                     for 1999 and
                         2000
                     Transactions
                         and
                      Offerings
                     ------------
Net revenues:
 Site rental and
 broadcast
 transmission......   $ 309,134
 Network services
 and other.........      77,865
                     ------------
   Total net
   revenues........     386,999
                     ------------
Operating expenses:
 Costs of
 operations:
   Site rental and
   broadcast
   transmission....     129,591
   Network services
   and other.......      42,312
 General and
 administrative....      54,701
 Corporate
 development.......       5,403
 Restructuring
 charges...........       5,645
 Non-cash
 compensation
 charges...........       2,173
 Depreciation and
 amortization......     190,214
                     ------------
                        430,039
                     ------------
Operating income
(loss).............     (43,040)
Other income
(expense):
 Interest and
 other income
 (expense).........      17,731
 Interest expense
 and amortization
 of deferred
 financing costs...    (211,824)
                     ------------
Loss before income
taxes, minority
interests and
cumulative effect
of change in
accounting
principle..........    (237,133)
Provision for
income taxes.......        (275)
Minority
interests..........       2,303
                     ------------
Loss before
cumulative effect
of change in
accounting
principle..........    (235,105)
Cumulative effect
of change in
accounting
principle for costs
of start-up
activities.........      (2,414)
                     ------------
Net loss...........    (237,519)
Dividends on
preferred stock....     (43,797)
                     ------------
Net loss after
deduction of
dividends on
preferred stock....   $(281,316)
                     ============
Per common share--
basic and diluted:
Loss before
cumulative effect
of change in
accounting
principle..........   $   (1.59)
Cumulative effect
of change in
accounting
principle..........       (0.01)
                     ------------
Net loss...........   $   (1.60)
                     ============
Common shares
outstanding--basic
and diluted (in
thousands).........     175,459
                     ============

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     Nine Months Ended September 30, 2000
               (Dollars in thousands, except per share amounts)

                                                                                    Pro Forma
                                      Adjustments     Adjustments   Adjustments      for 2000
                          Historical   for 2000        for 2000      for CCUK      Transactions
                             CCIC     Term Loans     Debt Offering Consolidation   and Offering
                          ----------  -----------    ------------- -------------   ------------
Net revenues:
 Site rental and
 broadcast
 transmission...........  $ 320,418    $    --           $ --        $    --        $ 320,418
 Network services and
 other..................    126,774         --             --             --          126,774
                          ---------    --------         ------       --------       ---------
   Total net revenues...    447,192         --             --             --          447,192
                          ---------    --------         ------       --------       ---------
Operating expenses:
 Costs of operations:
   Site rental and
   broadcast
   transmission.........    139,233         --             --             --          139,233
   Network services and
   other................     70,901         --             --             --           70,901
 General and
 administrative.........     52,544         --             --             --           52,544
 Corporate
 development............      6,415         --             --             --            6,415
 Non-cash compensation
 charges................      1,619         --             --             --            1,619
 Depreciation and
 amortization...........    167,365         --             --          20,017 (l)     187,382
                          ---------    --------         ------       --------       ---------
                            438,077         --             --          20,017         458,094
                          ---------    --------         ------       --------       ---------
Operating income
(loss)..................      9,115         --             --         (20,017)        (10,902)
Other income (expense):
 Interest and other
 income (expense).......     22,586         --             --             --           22,586
 Interest expense and
 amortization of
 deferred financing
 costs..................   (173,987)    (12,907)(j)      1,665(k)         --         (185,229)
                          ---------    --------         ------       --------       ---------
Income (loss) before
income taxes, minority
interests and
extraordinary item......   (142,286)    (12,907)         1,665        (20,017)       (173,545)
Provision for income
taxes...................       (163)        --             --             --             (163)
Minority interests......     (1,806)        --             --           2,333 (m)         527
                          ---------    --------         ------       --------       ---------
Income (loss) before
extraordinary item......   (144,255)    (12,907)         1,665        (17,684)       (173,181)
Extraordinary item--loss
on early extinguishment
of debt.................     (1,495)        --             --             --           (1,495)
                          ---------    --------         ------       --------       ---------
Net income (loss).......   (145,750)    (12,907)         1,665        (17,684)       (174,676)
Dividends on preferred
stock...................    (39,571)        --             --             --          (39,571)
                          ---------    --------         ------       --------       ---------
Net income (loss) after
deduction of dividends
on preferred stock......  $(185,321)   $(12,907)        $1,665       $(17,684)      $(214,247)
                          =========    ========         ======       ========       =========
Per common share--basic
and diluted:
 Loss before
 extraordinary item.....  $   (1.07)                                                $   (1.15)
 Extraordinary item.....      (0.01)                                                    (0.01)
                          ---------                                                 ---------
 Net loss...............  $   (1.08)                                                $   (1.16)
                          =========                                                 =========
Common shares
outstanding--basic and
diluted (in thousands)..    171,985                                                   183,930
                          =========                                                 =========

     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations

  Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations
                             (Dollars in thousands)

(a) Reflects:

  (1) increase in interest expense as a result of the issuance of the notes in the 1999 debt offerings of $36,132; and

  (2) amortization of deferred financing costs related to the notes issued in the 1999 debt offerings of $815.

(b) Reflects the increase in dividends attributable to the issuance of the convertible preferred stock.

(c) Reflects:

  (1) the historical results of operations of the tower operations contributed to the Bell Atlantic joint venture, comprising net revenues, costs of operations and depreciation and amortization of $3,705, $5,359 and $1,899, respectively; and

  (2) the historical results of operations of the tower operations acquired in the Powertel acquisition, comprising net revenues, costs of operations and depreciation and amortization of $1,864, $2,589 and $3,633, respectively.

(d) Reflects:

  (1) additional revenues to be recognized by the Bell Atlantic joint venture under the global lease and the formation agreement of $8,092;

  (2) additional revenues to be recognized by CCIC in connection with the BellSouth transaction for the sublease of tower space by BellSouth, including $16,842 in revenues to be received from BellSouth and $4,552 in revenues to be received from other tenants; and

  (3) additional revenues to be recognized by CCIC in connection with the Powertel acquisition under the master site agreements of $6,185.

(e) Reflects additional costs to be incurred for ground rents in connection with the BellSouth agreement.

(f) We expect that the Bell Atlantic joint venture will incur incremental operating expenses as a stand-alone entity. Such incremental expenses are estimated to amount to approximately $1,313 for the year ended December 31, 1999. In addition, we expect that we will incur incremental operating expenses as a result of the BellSouth transaction and the Powertel acquisition. Such incremental expenses are estimated to amount to approximately $9,565 for the year ended December 31, 1999. These incremental operating expenses are based on management's best estimates rather than any contractual obligations.

(g) Reflects the incremental depreciation of property and equipment as a result of:

  (1) the Bell Atlantic joint venture for $6,222;

  (2) the BellSouth transaction for $19,282; and

  (3) the Powertel acquisition for $2,383.

    Property and equipment is being depreciated over twenty years.

(h) Reflects additional interest expense attributable to borrowings under the credit facility entered into by the Bell Atlantic joint venture at a rate of 9.25% per annum.

(i) Reflects the minority partner's 38.5% interest in the Bell Atlantic joint venture's operations.

(j) Reflects:

  (1) increase in interest expense as a result of borrowings under the term loans of $46,875 for the year ended December 31, 1999 and $12,813 for the nine months ended September 30, 2000; and

  (2) amortization of deferred financing costs related to the term loans of $375 for the year ended December 31, 1999 and $94 for the nine months ended September 30, 2000.

  Borrowings under the term loans initially incurred interest at a rate of 10.06% per annum, with such interest rate increasing on a periodic basis.

(k) Reflects:

  (1) increase in interest expense as a result of the issuance of the 10 3/4% notes in the 2000 debt offering of $53,750 for the year ended December 31, 1999 and $26,278 for the nine months ended September 30, 2000;

  (2) amortization of deferred financing costs related to the notes in the 2000 debt offering of $1,666 for the year ended December 31, 1999 and $833 for the nine months ended September 30, 2000;

  (3) decrease in interest expense as a result of the repayment of borrowings under the term loans of $46,875 for the year ended December 31, 1999 and $28,776 for the nine months ended September 30, 2000; and

  (4) the write-off of unamortized deferred financing costs related to the term loans of $3,750 for the year ended December 31, 1999.

(l) Reflects the incremental amortization of goodwill as a result of the increased ownership in CCUK. Goodwill is being amortized over twenty years.

(m) Reflects the elimination of minority interests related to CCUK's operations as a result of CCUK becoming a wholly owned subsidiary of CCIC.

   The following tables summarize the unaudited pro forma results of operations for the restricted group under our high yield debt instruments. The "Exclusion of Unrestricted Subsidiaries" column reflects the results of operations for the unrestricted subsidiaries as a reduction from the consolidated pro forma amounts. Such information is not intended as an alternative measure of the operating results as would be determined in accordance with generally accepted accounting principles.

                                           Year Ended  December 31, 1999
                                    -------------------------------------------
                                                               Restricted Group
                                    Pro Forma for               Pro Forma for
                                    1999 and 2000 Exclusion of  1999 and 2000
                                    Transactions  Unrestricted   Transactions
                                    and Offerings Subsidiaries  and Offerings
                                    ------------- ------------ ----------------
Net revenues:
 Site rental and broadcast
  transmission.....................   $ 309,134    $(221,398)     $  87,736
 Network services and other........      77,865      (31,981)        45,884
                                      ---------    ---------      ---------
   Total net revenues..............     386,999     (253,379)       133,620
                                      ---------    ---------      ---------
Operating expenses:
 Costs of operations:
   Site rental and broadcast
    transmission...................     129,591      (99,095)        30,496
   Network services and other......      42,312      (20,275)        22,037
 General and administrative........      54,701      (12,084)        42,617
 Corporate development.............       5,403         (819)         4,584
 Restructuring charges.............       5,645          --           5,645
 Non-cash compensation charges.....       2,173         (769)         1,404
 Depreciation and amortization.....     190,214     (122,562)        67,652
                                      ---------    ---------      ---------
                                        430,039     (255,604)       174,435
                                      ---------    ---------      ---------
Operating income (loss)............     (43,040)       2,225        (40,815)
Other income (expense):
 Interest and other income
  (expense)........................      17,731       (7,797)         9,934
 Interest expense and amortization
  of deferred financing costs......    (211,824)      44,995       (166,829)
                                      ---------    ---------      ---------
Income (loss) before income taxes,
 minority interests and cumulative
 effect of change in accounting
 principle.........................    (237,133)      39,423       (197,710)
Provision for income taxes.........        (275)         --            (275)
Minority interests.................       2,303       (2,303)            --
                                      ---------    ---------      ---------
Income (loss) before cumulative
 effect of change in accounting
 principle.........................    (235,105)      37,120       (197,985)
Cumulative effect of change in
 accounting principle for costs of
 start-up activities...............      (2,414)         --          (2,414)
                                      ---------    ---------      ---------
Net income (loss)..................    (237,519)      37,120       (200,399)
Dividends on preferred stock.......     (43,797)         --         (43,797)
                                      ---------    ---------      ---------
Net income (loss) after deduction
 of dividends on preferred stock...   $(281,316)   $  37,120      $(244,196)
                                      =========    =========      =========

                                      Nine Months Ended  September 30, 2000
                                    ------------------------------------------
                                                              Restricted Group
                                     Pro Forma                   Pro Forma
                                      for 2000   Exclusion of     for 2000
                                    Transactions Unrestricted   Transactions
                                    and Offering Subsidiaries   and Offering
                                    ------------ ------------ ----------------
Net revenues:
 Site rental and broadcast
  transmission.....................  $ 320,418    $(189,351)     $ 131,067
 Network services and other........    126,774      (38,894)        87,880
                                     ---------    ---------      ---------
   Total net revenues..............    447,192     (228,245)       218,947
                                     ---------    ---------      ---------
Operating expenses:
 Costs of operations:
   Site rental and broadcast
    transmission...................    139,233      (83,652)        55,581
   Network services and other......     70,901      (25,499)        45,402
 General and administrative........     52,544      (10,708)        41,836
 Corporate development.............      6,415         (660)         5,755
 Non-cash compensation charges.....      1,619         (449)         1,170
 Depreciation and amortization.....    187,382      (98,776)        88,606
                                     ---------    ---------      ---------
                                       458,094     (219,744)       238,350
                                     ---------    ---------      ---------
Operating income (loss)............    (10,902)      (8,501)       (19,403)
Other income (expense):
 Interest and other income
  (expense)........................     22,586       (1,155)        21,431
 Interest expense and amortization
  of deferred financing costs......   (185,229)      37,427       (147,802)
                                     ---------    ---------      ---------
Income (loss) before income taxes,
 minority interests and
 extraordinary item................   (173,545)      27,771       (145,774)
Provision for income taxes.........       (163)         145            (18)
Minority interests.................        527        1,817          2,344
                                     ---------    ---------      ---------
Income (loss) before extraordinary
 item..............................   (173,181)      29,733       (143,448)
Extraordinary item--loss on early
 extinguishment of debt............     (1,495)         --          (1,495)
                                     ---------    ---------      ---------
Net income (loss)..................   (174,676)      29,733       (144,943)
Dividends on preferred stock.......    (39,571)         --         (39,571)
                                     ---------    ---------      ---------
Net income (loss) after deduction
 of dividends on preferred stock...  $(214,247)   $  29,733      $(184,514)
                                     =========    =========      =========